Exhibit 10.2

MARKETING SERVICES AGREEMENT

This Marketing Services Agreement ("Agreement") is made as of this 18th day of Aug, 2015 ("Effective Date"), by and between and among Rich Cigars, Inc., a Florida corporation in good standing with offices at 5100 SW 103rd Street, Ocala, Florida 34476 ("Rich Cigars"), and Reggie E. Saunders, a resident of Bearverton Or ("Mr. Saunders"), to set forth the terms and conditions under which Mr. Saunders shall deliver services for Rich Cigars.

                  1.   Scope and Performance of Services.  Mr. Saunders shall perform the following tasks ("Services") for Rich Cigars as follows:

A.  Marketing Plan Generally. Mr. Saunders shall develop a comprehensive marketing plan for Rich Cigars ("Marketing Plan"), and shall execute the Marketing Plan by his own actions and by supervision of Rich Cigars staff that may be assigned to assist Mr. Saunders from time to time.  Components of the Marketing Plan shall include, at a minimum:

1)      Brand development and management generally;

2)      Find areas for Advertising content design and creation;

3)      Sports Event planning and attendance; and

4)      Sponsorship and endorsement identification and negotiation.

B.     Deliverables. Mr. Saunders shall deliver to Rich Cigars:

1)   Monthly progress reports during the Term which briefly summarize tasks accomplished during that month and tasks planned for the following month.  Such monthly reports shall be provided orally or in writing as Rich Cigars may direct.

2)   During the first three months of the Term once public and product has been produced Mr. Saunders shall prepare and deliver a comprehensive written Marketing Plan that describes all recommended actions to be taken by Rich Cigars to establish its brand and advertise its products.

3)   Within two weeks after the first anniversary of the Effective Date Mr. Saunders shall prepare and deliver an annual marketing report that summarizes marketing actions taken during the prior year, and recommended modification of the Marketing Plan in light of company experience and perceived changes in the market for the company's products.

4)  Within two weeks after the earlier to occur of (1) expiration of the Term and (2) earlier termination of the provision of Services, Mr. Saunders shall prepare and deliver an annual marketing report that summarizes marketing actions taken during the Term, and recommended modification of the Marketing Plan in light of company experience and perceived changes in the market for the company's products since the prior report.

C.  Exclusions and Limits. The Services shall not include the creation of any contracts or other obligations of Rich Cigars of any kind, including any regarding the creation or publication of any advertisement or social media posting, or regarding the creation of any event or sponsorship or endorsement deal.  Mr. Saunders shall recommend such actions to the President of Rich Cigars, who may authorize, modify, or reject such recommendations in the sole discretion of Rich Cigars.  The President may from time to time authorize Mr. Saunders to enter into specific agreements or to take other specific actions, without creating any general authority to create any obligations for or otherwise act on behalf of Rich Cigars.

D.  Method and Manner.  Mr. Saunders will use his best efforts to perform the Services, with time and place of performance determined in their reasonable discretion.

E.   Support for Services.  Rich Cigars shall provide information to Mr. Saunders regarding Rich Cigars to the extent necessary for Mr. Saunders to perform the Services.  All other actions and skills necessary to deliver Services shall be the sole responsibility of and provided by Mr. Saunders.

                  2.  Reporting and Meeting.  Mr. Saunders shall report directly to the President of Rich Cigars.  Mr. Saunders shall travel for meetings with the President of Rich Cigars and/or the President's designee(s) as the President may require, subject to Mr. Saunders reasonable availability.

                  3. Term.  Mr. Saunders shall provide the Services until the second anniversary of the Effective Date, unless Rich Cigars earlier terminates Mr. Saunders at any time and for any reason in its sole discretion (including but not limited to termination due to material breach by Mr. Saunders), effective immediately uypon notice by Rich Cigars ("Term").

                  4.   Compensation.

A.  Mr. Saunders's sole compensation arising from this Agreement shall be the transfer to Mr. Saunders of Common Stock of Rich Cigars ("Equity Compensation"), as follows:

1)  5,000 shares as of the Effective Date ("First Transfer");

2)  5,000 shares on the first anniversary of the Effective Date ("Second Transfer");

3)   5,000 shares on the second anniversary of the Effective Date ("Final Transfer").

B.  Equity Compensation transferred to Mr. Saunders shall be protected against dilution caused by additional issue(s) of Common Stock of Rich Cigars that may occur during the Term.  No protection is provided for the Equity Compensation after the Term, regarding dilution or other effect upon such stock..

C.   The Equity Compensation may issue from company treasury stock, or be transferred from other stockholder(s) of Rich Cigars as Rich Cigars may determine in its reasonable discretion.

D.   Mr. Saunders is solely responsible for any tax consequences of his receipt and disposition of the Equity Compensation.

E.   Mr. Saunders shall transfer back to Rich Cigars for consideration of $1.00 the Equity Compensation received in the First Transffer if this Agreement is terminated prior to the Second Transfer due to material breach of this Agreement by Mr. Saunders for any reason (including but not limited to termination due to failure to provide timely Services of sufficient quality). Rich Cigars' obligations to deliver the Second Transfer and the Final Transfer are conditioned upon Mr. Saunders good faith performance of this Agreement and and absence of material default of this Agreement at or  before the time of each such transfer, and upon this Agreement being in full force and effect at the time of each transfer.

F.  No other rights to compensation are created or implied by this Agreement or Mr. Saunders performance thereof, and no health insurance or other benefits of any kind shall be provided by Rich Cigars to Mr. Saunders.

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                  5.   Reimbursement of Expenses.  Rich Cigars shall  reimburse only those expenses that are incurred in and necessary to performance of the Services and that it approves in writing in advance.  Mr. Saunders shall be solely responsible to satisfy the cost of any unauthorized expenses.  Mr. Saunders shall submit invoices monthly for expense reimbursement, supported by receipts showing payment by Mr. Saunders.  Failure to properly document expenses shall waive and forfeit reimbursement.  Rich Cigars shall provide all office supplies and similar tangible materials necessary for Mr. Saunders performance of the Services upon Mr. Saunders request.

                  6.  Ownership.  All work product, deliverables, and any other works created by Mr. Saunders in connection with this Agreement shall be "works for hire" for Rich Cigars and Rich Cigars is and shall be deemed the sole and exclusive owner of all right, title, and interest to all work product and deliverables and other works generated by Mr. Saunders pursuant to this Agreement, without any rights retained by Mr. Saunders.

                  7.  Confidential Information.  Mr. Saunders will hold in strict confidence and not disclose any information regarding Rich Cigars and/or persons affiliated with Rich Cigars that is not readily available to the public including, without limitation, information regarding Rich Cigars' customers, financial reports and data, costs, pricing, business strategies, business methods, capacities, plans, data and lists, forms, contracts, contacts, suppliers and other vendors, staffing, compensation, private communications among Rich Cigars staff and/or between Rich Cigars and Mr. Saunders, and any other information about Rich Cigars that has not been publicly disclosed.  These confidentiality obligations shall survive termination of this Agreement and shall continue indefinitely, with the sole exception of disclosures compelled by law (e.g., pursuant to court order) or advance consent to disclosure by Rich Cigars.

                  8.  No Conflicts or Competition.  Mr. Saunders represents and warrants that he is not employed by or otherwise performing any services of any kind for any person or entity that develops, manufactures, markets, advertises, and/or sells cigars and/or other products containing tobacco ("Rich Cigars Competitor").  Mr. Saunders will not, during the Term or during the two-year period following expiration or termination of the Term, become employed by, or provide services for, or otherwise engage in any activity that is for or on behalf of any Rich Cigars Competitor, or that otherwise competes with Rich Cigars.  Breach of any term of this paragraph shall be a material breach of this Agreement, remediable by seeking a temporary restraining order and injunction to protect interests of Rich Cigars, and by award of money damages to Rich Cigars.

                  9.  Legal Relationship and Conduct.  Mr. Saunders is an independent contractor engaged to perform Services for Rich Cigars pursuant to this Agreement.  Mr. Saunders is not an employee or agent or other legal representative of Rich Cigars in any capacity. Mr. Saunders shall conduct all activities for Rich Cigars in a manner that will comply in all material respects with all applicable local, state, federal, and foreign laws and regulations.

                10.   General Provisions.

A.  Notices.  All notices pursuant to this Agreement shall be in writing, effective upon receipt, and delivered personally with acknowledgement, or by certified mail with return receipt, or by express delivery courier (e.g., Federal Express) to the addresses set forth in the introduction above, or to a different address as any party may later provide by notice given pursuant to this paragraph.

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B.   Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof.  Any disputes arising from this Agreement shall be litigated in the United States District Court for the Southern District of New York, or if that court is without subject matter jurisdiction, then in the New York State Supreme Court, New York County.

C.  Consultation and Consent.  Mr. Saunders represents and warrants that he was provided adequate opportunity to confer with legal and other advisors of  his selection regarding this Agreement, and that he enters into it freely and voluntarily to avail himself of its expected benefits to him.

D.  Entire Agreement.  This Agreement contains the entire agreement between Rich Cigars and Mr. Saunders with respect to its subject matter,  all prior communications, agreements and understandings, oral or written, between the parties are merged into and superseded by this Agreement.

E.  Amendment.  This Agreement shall not be amended or otherwise modified except by a writing signed by both parties.

With the intention to create a binding contract the parties have caused this Agreement to be executed by their duly authorized representatives.

RICH CIGARS, INC.	MR. SAUNDERS

By: Richard Davis	By: Reginald E. Saunders
Name: /s/	Name: /s/
Title: Chairman & Chief Exec Officer	Title:
Date: 8-18-2015	Date: 8/18/2015

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